Exhibit 99.1

NantKwest Names Angela Wilson Chief Financial Officer

Culver City, California, November 17, 2015 — NantKwest, Inc. (Nasdaq: NK), a clinical-stage immunotherapy company focused on harnessing the power of the innate immune system by using natural killer cells to treat cancer, infectious diseases and inflammatory diseases, today announced the appointment of Angela Wilson as chief financial officer (CFO). She succeeds Richard Gomberg, who served as the company’s CFO since January 2010 as an independent contractor.

“Angie is an accomplished senior financial executive with extensive healthcare industry experience,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of NantKwest. “For more than 20 years, she has provided senior-level financial, accounting and tax services to public companies. Angie brings a deep understanding of operations and transactions, public offerings, business combinations, Sarbanes-Oxley compliance and strategic business planning. We welcome Angie and look forward to her insights and contributions.”

Wilson, a certified public accountant (CPA), first joined NantKwest in October 2015 as vice president, finance. Previously, Wilson served as vice president, finance and controller for Virgin Galactic, hired to prepare the company for an initial public offering. She began her professional career and served for 18 years with Ernst & Young (EY), a multinational professional services firm. At E&Y, she rose through the auditing ranks, most recently serving as audit partner, primarily working with biotechnology, pharmaceutical and healthcare companies. Wilson earned a master of business administration (MBA) degree from Arizona State University and a bachelor in accounting degree, summa cum laude, from the University of Tulsa.

About NantKwest Inc.

NantKwest (Nasdaq:NK) is a pioneering, next generation, clinical-stage immunotherapy company focused on harnessing the unique power of our immune system using natural killer (NK) cells to treat cancer, infectious diseases and inflammatory diseases. NK cells are the body’s first line of defense due to the innate ability of NK cells to rapidly identify and destroy cells under stress, such as cancer or virally-infected cells.

NantKwest’s unique NK cell-based platform, with the capacity to grow active killer cells as a biological cancer therapy, has been designed to induce cell death against cancer or infected cells by three different modes of action: (1) Direct killing using activated NK cells (aNK) that release toxic granules directly into the cell through cell to cell contact, (2) Antibody-mediated killing using haNKs, which are NK cells engineered to incorporate a high affinity receptor that binds to an administered antibody, enhancing the cancer cell killing effect of that antibody, and (3) Targeted activated killing using taNKs, which are NK cells engineered to incorporate chimeric antigen receptors (CARs) to target tumor-specific antigens found on the surface of cancer cells.

Our aNK, haNK and taNK platform addresses certain limitations of T cell therapies including the reduction of risk of serious “cytokine storms” reported after T cell therapy. As an “off-the-shelf” therapy, NantKwest’s NK cells do not rely on a patient’s own often compromised immune system. In Phase 1 clinical trials in patients with late stage cancer, NantKwest’s NK cells have been successfully administered as an outpatient infusion therapy without any reported severe side effects, even at doses of 10 billion cells.

By leveraging an integrated and extensive genomics and transcriptomics discovery and development engine, together with a pipeline of multiple, clinical-stage, immuno-oncology programs that include a Phase 2 trial for a rare form of melanoma and the planned initiation of a clinical trial of NK cells targeted to breast cancer, we believe NantKwest is uniquely positioned to be the premier immunotherapy company and transform medicine by delivering living drugs in a bag and bringing novel NK cell-based therapies to routine clinical care.

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Contact:

NantKwest

Jen Hodson, 562-397-3639

jhodson@nantworks.com